EXHIBIT 1

JOINT FILING AGREEMENT
PURSUANT TO RULE 13(d)-1(k)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

February 12, 2025

DERE CONSTRUCTION TAAHHUT A.S.

	By:	/s/ Zeki Bora Turan
	Name:	Zeki Bora Turan
	Title:	Chairman of the Board

ZEKI BORA TURAN

/s/ Zeki Bora Turan
Zeki Bora Turan, Individually

EMRE BIRHEKIMOGLU

/s/ Emre Birhekimoglu
Emre Birhekimoglu, Individually

ALP KIRMIZIOGLU

/s/ Alp Kirmizioglu
Alp Kirmizioglu, Individually